Exhibit 99.1

For Release:               Immediate
Contact:                      Frank H. Boykin, Chief Financial Officer

MOHAWK INDUSTRIES, INC. ANNOUNCES
FOURTH QUARTER AND YEAR EARNINGS

Calhoun, Georgia, February 23, 2006 - Mohawk Industries, Inc. (NYSE:MHK) today announced an increase in quarterly net earnings of 5% above the fourth quarter of

 2004 before a one-time non-cash charge.  In accordance with Generally Accepted Accounting Principles, net earnings were $85,712,000 and diluted earnings per share (EPS) was $1.26 for the fourth quarter of 2005.  Before the Unilin one-time non-cash charge of $34,305,000 ($22,329,000 after tax) for purchase accounting of inventory, adjusted earnings were $108,041,000 (5% above last year) and EPS of $1.59 (5% above last year).  Before the adjustment, Unilin positively impacted our results due to strong margins and lower operating costs.  Earning were also positively affected by sales growth and better leveraging of selling, general and administrative costs, offset by higher raw material and energy costs and the impact of LIFO.  The company had estimated fourth quarter earnings of $1.49 to $1.58 EPS excluding the adjustment.  Net earnings and EPS for the fourth quarter of 2004 were $102,470,000 and $1.52, respectively.  Net sales for the quarter increased 22% to $1,804,551,000 from $1,475,099,000 in 2004.  This increase was primarily the result of unit growth, price increases and the Unilin acquisition.

The Mohawk segment net sales of $1,192,182,000 in the fourth quarter of 2005 were up 8% from $1,103,474,000 due primarily to price increases.  The Dal-Tile segment net sales of $443,710,000 in the fourth quarter of 2005 grew 19% from $371,625,000 due to volume growth, price increases and a small stone products acquisition.  The Unilin segment, acquired on October 31, 2005, had net sales of  $168,814,000.

Before the one-time non-cash charge of $34,305,000 ($22,329,000 after tax) for purchase accounting of Unilin inventory, adjusted earnings for the year 2005 were $380,524,000 (3% above last year) and EPS of $5.63 (3% above last year).  Net earnings in accordance with GAAP were $358,195,000 and $5.30 in EPS compared to $368,622,000 in net earnings, and $5.46 in EPS, for 2004.      This increase in adjusted EPS and earnings is attributable to sales growth, better leverage of selling, general and administrative costs and the Unilin acquisition, offset by higher raw material and energy costs and the impact of LIFO inventory charges in the Mohawk segment.  Net sales for the year 2005 increased 13% to $6,620,099,000 from $5,880,372,000.  This sales increase resulted primarily from the acquisition of Unilin, internal growth and price increases.

In commenting on the fourth quarter results, Jeffrey S. Lorberbaum, Chairman and CEO, stated, "The last few months have been eventful as we completed in October the acquisition of Unilin, a fully integrated European and U.S. laminate manufacturer, and a bond offering in January to finance the purchase.  We are pleased with the acquisition and continue to make progress in developing and implementing a strategy to enhance our U.S. laminate business.  In the U.S. we are focused on expanding our laminate business and maximizing our new plant's efficiencies.  Unilin results in the period exceeded expectations with improved sales in the other wood panel business and better leverage of operating costs.  The U.S. laminate business continues to grow with some softening in the European business.

"Our carpet and rug business experienced significant disruption and higher costs in the raw material supply chain as the oil refineries in the Gulf Coast region struggled to recover lost capacity after the hurricanes in the quarter.  We were able to work through the disruption with minimal impact to our service.  Raw material and energy costs increased substantially and necessitated increasing selling prices twice during the fourth quarter.  As in the past, our margins were impacted by the difference in timing between cost increases and implementation of price changes.   We expect to pass these increases through to the customer.  Our product sales of nylon filament and polyester carpets, commercial carpet tiles and hard surface flooring are increasing while our nylon staple and polypropylene carpets and home products sales were soft.  Overall, sales trends continued with the growth in the commercial and new residential construction businesses outpacing residential replacement business.

"The Dal-Tile segment continues to grow in both the residential and commercial businesses.  All major product categories improved in unit sales and were positively affected by price increases during the quarter.  The ceramic business was also negatively affected by rising energy and transportation costs partially offset by price increases.  The capacity addition for our Mexican ceramic operation has been completed and expansion of our Muskogee plant is scheduled to be operational in the second half of this year.  After construction, it will take about nine to twelve months to achieve the additional 20% increase in capacity.

"Our balance sheet has strengthened with the debt to capitalization ratio improving to 52.2% at December 31, 2005.  We have repaid approximately $232 million of debt since the end of the third quarter.  Additionally, working capital as a percent of sales improved from 20% at the end of 2004 to 18% at the end of 2005."

The economy appears to be strengthening with employment increasing and short-term interest rates possibly leveling out.    Oil prices, natural gas, and commodity chemicals are unpredictable and may impact our costs.  Our fourth quarter price increases will be fully implemented during the second quarter.  We anticipate the flooring industry improving over 2005 led by commercial spending and residential redecorating.   Stock options were not expensed in prior periods and we estimate an additional charge of $.04 per share in the first quarter.  After considering these factors, the earnings forecast for the first quarter of 2006 is from $1.17 to $1.26.

Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies, proposed acquisitions, and similar matters, and those that include the words "believes," "anticipates," "forecast," "estimates," or similar expressions constitute "forward-looking statements."  For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions which involve risks and uncertainties.  The following important factors could cause future results to differ: changes in economic or industry conditions; competition; raw material and energy prices; timing and level of capital expenditures; integration of acquisitions; introduction of new products; rationalization of operations; litigation; and other risks identified in Mohawk's SEC reports and public announcements.

 Mohawk is a leading supplier of flooring for both residential and commercial applications.  Mohawk offers a complete selection of carpet, ceramic tile, laminate, wood, stone, vinyl, rugs and other home products.  These products are marketed under the premier brands in the industry, which include Mohawk, Karastan, Ralph Lauren, Lees, Bigelow, Dal-Tile, American Olean, Unilin and Quick Step.  Mohawk's unique merchandising and marketing assist our customers in creating the consumers' dream.  Mohawk provides a premium level of service with its own trucking fleet and over 250 local distribution locations.

There will be a conference call on Friday, February 24, 2006, at 11:00 AM Eastern Time.

The telephone number to call is 1-800-603-9255, and the conference ID is 5610982.  A conference call replay will be available until Tuesday, February 28, 2006 by dialing

1-800-642-1687 for US/local calls and (706) 645-9291 for international calls and entering

Conference ID # 5610982.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statement of Earnings Data	Three Months Ended		Twelve Months Ended
(Amounts in thousands, except per share data)	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004

Net sales	$1,804,551	1,475,099	6,620,099	5,880,372
Cost of sales	1,349,496	1,059,176	4,896,965	4,259,531
Gross profit	455,055	415,923	1,723,134	1,620,841
Selling, general and administrative expenses	289,718	243,103	1,095,862	985,251
Operating income	165,337	172,820	627,272	635,590
Interest expense	31,625	12,308	66,791	53,392
Other (income) expense, net	934	(71)	3,460	4,809
Earnings before income taxes	132,778	160,583	557,021	577,389
Income taxes	47,066	58,113	198,826	208,767
Net earnings	$85,712	102,470	358,195	368,622
Basic earnings per share	$1.27	1.54	5.35	5.53
Weighted-average shares outstanding	67,248	66,689	66,932	66,682
Diluted earnings per share	$1.26	1.52	5.30	5.46
Weighted-average common and dilutive
potential common shares outstanding	67,860	67,595	67,644	67,557

Other Financial Information
(Amounts in thousands)

Net cash provided by operating activities	$131,810	46,799	459,843	242,837
Depreciation & amortization	$54,429	30,014	149,329	123,088
Capital expenditures	$96,505	36,219	247,306	106,601

Consolidated Balance Sheet Data
(Amounts in thousands)
	December 31, 2005	December 31, 2004
ASSETS
Current assets:
Cash & cash equivalents	$134,585	-
Receivables	848,666	660,650
Inventories	1,166,913	1,017,983
Prepaid expenses	140,789	49,381
Deferred income taxes	49,534	55,311
Total current assets	2,340,487	1,783,325
Property, plant and equipment, net	1,810,728	905,332
Goodwill	2,621,963	1,377,349
Intangible assets	1,174,097	322,646
Other assets	44,248	14,466
	$7,991,523	4,403,118
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$113,809	191,341
Accounts payable and accrued expenses	998,105	623,061
Total current liabilities	1,111,914	814,402
Long-term debt, less current portion	3,194,561	700,000
Deferred income taxes and other long-term liabilities	657,928	222,379
Total liabilities	4,964,403	1,736,781
Total stockholders' equity	3,027,120	2,666,337
	$7,991,523	4,403,118

Segment Information	As of or for the Three Months Ended		As of or for the Twelve Months Ended
(Amounts in thousands)	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004

Net sales:
Mohawk	$1,192,182	1,103,474	4,716,659	4,368,831
Dal-Tile	443,710	371,625	1,734,781	1,511,541
Unilin	168,814	-	168,814	-
Corporate and eliminations	(155)	-	(155)	-
Consolidated net sales	$1,804,551	1,475,099	6,620,099	5,880,372

Operating income:
Mohawk	$109,477	124,073	381,699	424,256
Dal-Tile	63,296	51,784	260,194	219,831
Unilin	(5,162)	-	(5,162)	-
Corporate and eliminations	(2,274)	(3,037)	(9,459)	(8,497)
Consolidated operating income	$165,337	172,820	627,272	635,590

Assets:
Mohawk			$2,424,982	2,285,025
Dal-Tile			2,207,514	2,063,195
Unilin			3,263,248	-
Corporate and eliminations			95,779	54,898
Consolidated assets			$7,991,523	4,403,118

   Included in the Consolidated Statement of Earnings data is a one-time non-cash charge for Unilin purchase accounting related to the step-up in basis for inventory. The following reconciliation of net earnings reflects the impact of this charge on earnings. The Company believes the exclusion of this charge provides a meaningful depiction of its ongoing operations.

	As of or for the		As of or for the
Adjusted net earnings	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2005	2004	2005	2004

Net earnings	$85,712	102,470	358,195	368,622
Inventory basis:
Step-up	34,305	-	34,305	-
Less: Income tax effect	11,976	-	11,976	-
Net adjustment	22,329		22,329
Adjusted net earnings	$108,041	102,470	380,524	368,622

Adjusted diluted earnings per share	$1.59	1.52	5.63	5.46
Weighted-average common
and dilutive potential common
shares outstanding	67,860	67,595	67,644	67,557

Pro forma working capital ratio	As of
December 31,
2005

Net sales reported	$6,620,099
Unilin 10 month net sales	993,407
Pro forma net sales	$7,613,506

Net working capital	$1,342,382
Working capital ratio	18%